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              [On Thornburg Mortgage Asset Corporation Letterhead]

                      For Immediate Release - July 10, 1997

Contact:          Larry Goldstone or Rick Story @ 505-989-1900

                  Hal Levine, The Levine Group @ 212-682-8875

                     THORNBURG MORTGAGE REPORTS RECORD $0.50

                              SECOND QUARTER INCOME

SANTA FE, NM.....Thornburg Mortgage Asset Corporation (NYSE: TMA) reported record earnings for the quarter ended June 30, 1997 of $10,075,000 or $.50 per common share (16,816,873 average common shares outstanding), which represents a 63% increase over the $6,169,000 or $0.42 per share (14,844,227 average common shares outstanding), reported for the second quarter ended June 30, 1996.

         Commenting on the results, Larry A. Goldstone, president of the company, said "It is especially gratifying that this quarter's earnings record was achieved despite a 0.25% increase in short-term interest rates. For the second quarter, the net interest margin increased from 1.29% in 1996 to 1.41% in 1997. Return on common equity increased to 13.45% during the quarter as average assets grew to $3.6 billion - up from $3.1 billion during the prior quarter."

         During the quarter, the company successfully completed a $16 million common stock offering and, because of continued strong asset growth, has announced a common stock offering for July. "We continue to grow the portfolio without compromising credit quality or portfolio yields. Total assets at June 30, 1997 equaled $3.87 billion, also a record, representing a 59% increase over second quarter 1996 assets of $2.44 billion and a 40.7% increase over year end 1996 assets of $2.75 billion. Consistent with our strategy of acquiring high credit quality assets, 96% of our portfolio is currently rated the equivalent of AA or better," said Mr. Goldstone.

         Thornburg Mortgage Asset Corporation is a high quality mortgage lending institution that invests in a portfolio of highly rated adjustable-rate mortgage
(ARM) securities and high quality ARM loans. Like most lending institutions, the company generates income both from its direct investment in these assets and the difference between the yield on its assets and costs of its borrowings. The company's objective is to grow earnings per share by expanding its presence in the low credit risk ARM securities and loan markets, and periodically issuing new capital and deploying it consistent with its business strategy. As a real estate investment trust (REIT), TMA distributes the majority of its income to shareholders in the form of dividends.

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